Exhibit 99.1

For Immediate Release
Cushman & Wakefield Completes Redemption of 2028 Notes, Bringing Total Debt Repayments to More Than $800 Million Since 2024
NEW YORK (BUSINESS WIRE), October 21, 2026 – Cushman & Wakefield Ltd. (NYSE: CWK), a leading global commercial real estate services firm, announced today that it has redeemed the remaining $150 million of its outstanding 6.75% Senior Secured Notes due May 2028 (“2028 Notes”), which had an original principal amount of $650 million. This redemption fully retires the 2028 Notes, brings total debt repayments since 2024 to more than $800 million, and leaves the company with no maturities until 2030.
“We continue to deliver on our deleveraging targets ahead of schedule, reflecting disciplined execution and confidence in our business model and long-term strategy,” said Michelle MacKay, Chief Executive Officer at Cushman & Wakefield. “This year alone, we’ve repaid more than $300 million in debt, secured the lowest borrowing margin on our term loan since going public, extended our maturity profile, and used swaps to bring approximately 80% of our debt to fixed-rate exposure. Together with our recent earnings momentum, these steps earned us credit rating upgrades from both S&P and Moody’s. Thanks to the hard work of our teams, our balance sheet has been transformed, and a stronger capital structure enhances our durability and flexibility as we drive toward our 2028 targets.”
About Cushman & Wakefield
Cushman & Wakefield (NYSE: CWK) is a leading global commercial real estate services firm for occupiers and investors with approximately 53,000 employees in over 350 offices and nearly 60 countries. In 2025, the firm reported revenue of $10.3 billion across its core service lines of Services, Leasing, Capital markets, and Valuation and other. Built around the belief that Better never settles, the firm receives numerous industry and business accolades for its award-winning culture. For additional information, visit www.cushmanwakefield.com
Cautionary Note Regarding Forward-Looking Statements
This release contains forward-looking statements, which rely on a number of estimates, projections and assumptions concerning future events. Such statements are also subject to a number of uncertainties and factors outside the control of the company. Such factors include, but are not limited to, uncertainty regarding and changes in global economic or market conditions and changes in government policies, laws, regulations and practices. Should any of the company’s estimates, projections and assumptions or these other uncertainties and factors materialize in ways that it did not expect, there is no guarantee of future performance and the actual results could differ materially from the forward-looking statements in this release, including the possibility that recipients may lose a material portion of the amounts invested. While the company believes the assumptions underlying these forward-looking statements are reasonable under current circumstances, recipients should bear in mind that such assumptions are inherently uncertain and subjective and that past or projected performance is not necessarily indicative of future results. No representation or warranty, express or implied, is made as to the accuracy or completeness of the information contained in this release, and nothing shall be relied upon as a promise or representation as to the performance of any investment. You are cautioned not to place undue reliance on such forward-looking statements or other information in this release and should rely on your own assessment of an investment or a transaction. Any estimates or projections as to events that may occur in the future are based upon the best and current judgment of the company as actual results may vary from the projections and such variations may be material. Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the company expressly disclaims any obligation to publicly update or revise any of them, whether as a result of new information, future events or otherwise. Additional information concerning factors that may influence the company’s results is discussed under “Risk Factors” in Part I, Item 1A of its most recently filed Annual Report on Form 10-K and in its other periodic reports filed with the U.S. Securities and Exchange Commission.

INVESTOR RELATIONS	MEDIA CONTACT
Megan McGrath	Aixa Velez
Investor Relations	Corporate Communications
+1 312 338 7860	+1 312 424 8195
ir@cushwake.com	aixa.velez@cushwake.com